Exhibit 2.3

CLIFFORD CHANCE LLP
EXECUTION VERSION

RYANAIR DAC €6,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME GUARANTEED BY RYANAIR HOLDINGS PLC

AMENDED AND RESTATED DEED OF GUARANTEE

THIS DEED OF GUARANTEE is made on 27 July 2023

BY

(1)	RYANAIR HOLDINGS PLC (the “Guarantor”)

IN FAVOUR OF

(2)	THE NOTEHOLDERS (as defined in the Base Prospectus described below); and
(3)	THE ACCOUNTHOLDERS (as defined in the English Law Deed of Covenant described below) (together with the Noteholders, the “Beneficiaries”).

WHEREAS

(A)

RYANAIR DAC (the “Issuer”) and the Guarantor have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of notes (the “Notes”), in connection with which they have entered into an amended and restated dealer agreement dated 27 July 2023 (as amended or supplemented from time to time, the “Dealer Agreement”) and an amended and restated issue and paying agency agreement dated 27 July 2023 (as amended or supplemented from time to time, the “Agency Agreement”) and the Issuer has executed in respect of English Law Notes (as defined in the Base Prospectus described below), an amended and restated deed of covenant governed by English law dated 27 July 2023 (as amended or supplemented from time to time, the “English Law Deed of Covenant”) and, the Issuer has executed in respect of Irish Law Notes (as defined in the Base Prospectus described below), an amended and restated deed of covenant governed by Irish law dated 27 July 2023 (as amended or supplemented from time to time, the “Irish Law Deed of Covenant”, and together with the English Law Deed of Covenant, the “Deeds of Covenant”).

(B)

The Guarantor wishes to amend and restate the provisions of the deed of guarantee dated 26 July 2022 (the “Original Deed of Guarantee”). With effect from the date hereof, the Original Deed of Guarantee shall for all purposes be amended and restated as set out in this Deed.

(C)

The Issuer has made applications to Euronext Dublin for Notes issued under the Programme to be admitted to listing on the official list (the “Official List”) and to trading on the regulated market of the Irish Stock Exchange plc, trading as Euronext Dublin (“Euronext Dublin”). Notes may also be issued on the basis that they will not be admitted to listing, trading and/or quotation by any competent authority, stock exchange and/or quotation system or that they will be admitted to listing, trading and/or quotation by such other or further competent authorities, stock exchanges and/or quotation systems as may be agreed with the Issuer.

(D)

In connection with the Programme, the Issuer and the Guarantor have prepared a base prospectus dated on or about the date hereof (the “Base Prospectus”) which has been approved by the Central Bank of Ireland as a base prospectus issued in compliance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

(E)

Notes issued under the Programme may be issued either (1) pursuant to the Base Prospectus describing the Programme and Final Terms describing the final terms of the particular Tranche of Notes or (2) pursuant to a prospectus (the “Drawdown

Prospectus”) relating to a particular Tranche of Notes which may be constituted either (a) by a single document or (b) by a registration document, a securities note and, if applicable, a summary.

(F)

The Guarantor has agreed to unconditionally and irrevocably guarantee the payment of all sums expressed to be payable from time to time by the Issuer to Noteholders in respect of the English Law Notes and to Accountholders in respect of the English Law Deed of Covenant.

NOW THIS DEED OF GUARANTEE WITNESSES as follows:

1.	INTERPRETATION
1.1	Definitions

All terms and expressions which have defined meanings in the Base Prospectus, the Dealer Agreement, the Agency Agreement or the English Law Deed of Covenant shall have the same meanings in this Deed of Guarantee except where the context requires otherwise or unless otherwise stated.

1.2	Amendment and Restatement

The Original Deed of Guarantee, with effect from the date hereof, shall (save in relation to any Notes issued prior to the date of this Deed of Guarantee or any Notes issued on or after the date of this Deed of Guarantee and which are consolidated with, and form a single Series with, the Notes of any Series issued prior to the date of this Deed of Guarantee) be amended and restated on the terms of this Deed of Guarantee. Subject to the above, any English Law Notes issued on or after the date of this Deed of Guarantee shall be issued pursuant to this Deed of Guarantee. This does not affect any Notes issued prior to the date of this Deed of Guarantee. Subject to such amendments and restatements, the Original Deed of Guarantee and the Notes shall remain in full force and effect.

1.3	Clauses

Any reference in this Deed of Guarantee to a Clause is, unless otherwise stated, to a clause hereof.

1.4	Other agreements

All references in this Deed of Guarantee to an agreement, instrument or other document (including the Base Prospectus, the Dealer Agreement, the Agency Agreement and the English Law Deed of Covenant) shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, restated, extended, replaced or novated from time to time. In addition, in the context of any particular Tranche of English Law Notes, each reference in this Deed of Guarantee to the Base Prospectus shall be construed as a reference to the Base Prospectus as supplemented and/or amended by the relevant Final Terms.

1.5	Legislation

Any reference in this Deed of Guarantee to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Guarantee.

1.7	Benefit of Deed of Guarantee

Any English Law Notes issued under the Programme on or after the date of this Deed of Guarantee shall have the benefit of this Deed of Guarantee but shall not have the benefit of the Irish Law Deed of Guarantee or any subsequent guarantee relating to the Programme (unless expressly so provided in any such subsequent guarantee).

2.	GUARANTEE AND INDEMNITY
2.1	Guarantee

In respect of English Law Notes only, the Guarantor hereby unconditionally and irrevocably guarantees:

2.1.1

The Notes:  to each Noteholder the due and punctual payment of all sums from time to time payable by the Issuer in respect of the relevant English Law Note as and when the same become due and payable and accordingly undertakes to pay to such Noteholder, in the manner and currency prescribed by the Conditions for payments by the Issuer in respect of such English Law Note, any and every sum or sums which the Issuer is at any time liable to pay in respect of such English Law Note and which the Issuer has failed to pay; and

2.1.2

The Direct Rights:  to each Accountholder the due and punctual payment of all sums from time to time payable by the Issuer to such Accountholder in respect of the Direct Rights as and when the same become due and payable and accordingly undertakes to pay to such Accountholder, in the manner and currency prescribed by the Conditions for payments by the Issuer in respect of the English Law Notes, any and every sum or sums which the Issuer is at any time liable to pay to such Accountholder in respect of the English Law Notes and which the Issuer has failed to pay.

2.2	Indemnity

In respect of English Law Notes only, the Guarantor irrevocably and unconditionally agrees as a primary obligation to indemnify each Beneficiary from time to time from and against any loss, liability or cost incurred by such Beneficiary as a result of any of the obligations of the Issuer under or pursuant to any English Law Note, the English Law Deed of Covenant or any provision thereof being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to such Beneficiary or any other person, the amount of such loss being the amount which such

Beneficiary would otherwise have been entitled to recover from the Issuer. Any amount payable pursuant to this indemnity shall be payable in the manner and currency prescribed by the Conditions for payments by the Issuer in respect of the English Law Notes. This indemnity constitutes a separate and independent obligation from the other obligations under this Deed of Guarantee and shall give rise to a separate and independent cause of action.

3.	COMPLIANCE WITH THE CONDITIONS

The Guarantor covenants in favour of each Beneficiary that it will duly perform and comply with the obligations expressed to be undertaken by it in the Conditions.

4.	PRESERVATION OF RIGHTS
4.1	Principal obligor

The obligations of the Guarantor hereunder shall be deemed to be undertaken as principal obligor and not merely as surety.

4.2	Continuing obligations

The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the Issuer’s obligations under or in respect of any English Law Note or the English Law Deed of Covenant and shall continue in full force and effect for so long as the Programme remains in effect and thereafter until all sums due from the Issuer in respect of the English Law Notes and under the English Law Deed of Covenant have been paid, and all other actual or contingent obligations of the Issuer thereunder or in respect thereof have been satisfied, in full.

4.3	Obligations not discharged

Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred upon the Beneficiaries by this Deed of Guarantee or by law shall be discharged, impaired or otherwise affected by:

4.3.1	Winding up: the winding up, dissolution, administration, examination, examinership, re-organisation or moratorium of the Issuer or any change in its status, function, control or ownership;
4.3.2

Illegality:  any of the obligations of the Issuer under or in respect of any English Law Note or the English Law Deed of Covenant being or becoming illegal, invalid, unenforceable or ineffective in any respect;

4.3.3

Indulgence:  time or other indulgence (including for the avoidance of doubt, any composition) being granted or agreed to be granted to the Issuer in respect of any of its obligations under or in respect of any English Law Note or the English Law Deed of Covenant;

4.3.4	Amendment: any amendment, novation, supplement, extension, (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement, waiver or release of, any obligation of the Issuer under or in respect of any English Law Note or the English Law Deed of Covenant or any security or other guarantee or indemnity in respect thereof including without limitation any change in the purposes for which the proceeds of the issue of any English Law Note are to be applied and any extension of or any increase of the obligations of the Issuer in respect of any English Law Note or the addition of any new obligations for the Issuer under the English Law Deed of Covenant; or

4.3.5

Analogous events:  any other act, event or omission which, but for this sub-clause, might operate to discharge, impair or otherwise affect the obligations expressed to be assumed by the Guarantor herein or any of the rights, powers or remedies conferred upon the Beneficiaries or any of them by this Deed of Guarantee or by law.

4.4	Settlement conditional

Any settlement or discharge between the Guarantor and the Beneficiaries or any of them shall be conditional upon no payment to the Beneficiaries or any of them by the Issuer or any other person on the Issuer’s behalf being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency (including examinership under the Companies Act 2014 of Ireland), liquidation or similar laws of general application for the time being in force and, in the event of any such payment being so avoided or reduced, the Beneficiaries shall be entitled to recover the amount by which such payment is so avoided or reduced from the Guarantor subsequently as if such settlement or discharge had not occurred.

4.5	Exercise of Rights

No Beneficiary shall be obliged before exercising any of the rights, powers or remedies conferred upon it by this Deed of Guarantee or by law:

4.5.1	Demand: to make any demand of the Issuer, save for the presentation of the relevant English Law Note;
4.5.2	Take action: to take any action or obtain judgment in any court against the Issuer; or
4.5.3	Claim or proof: to make or file any claim or proof in a winding up or dissolution of the Issuer,

and (save as aforesaid) the Guarantor hereby expressly waives presentment, demand, protest and notice of dishonour in respect of any English Law Note.

4.6	Deferral of Guarantor’s rights

The Guarantor agrees that, so long as any sums are or may be owed by the Issuer in respect of any English Law Note or under the English Law Deed of Covenant or the Issuer is under any other actual or contingent obligation thereunder or in respect thereof, the Guarantor will not exercise any rights which the Guarantor may at any time have by reason of the performance by the Guarantor of its obligations hereunder:

4.6.1	Indemnity: to be indemnified by the Issuer;
4.6.2	Contribution: to claim any contribution from any other guarantor of the Issuer’s obligations under or in respect of any English Law Note or the English Law Deed of Covenant; or
4.6.3

Subrogation:  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Beneficiary against the Issuer in respect of amounts paid by the Guarantor under this Deed of Guarantee or any security enjoyed in connection with any English Law Note or the English Law Deed of Covenant by any Beneficiary.

4.7	Pari passu

The Guarantor undertakes that its obligations hereunder will at all times rank at least pari passu with all other present and future unsecured obligations of the Guarantor, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

5.	DEPOSIT OF DEED OF GUARANTEE

This Deed of Guarantee shall be deposited with and held by the Fiscal Agent for so long as the Programme remains in effect and thereafter until all the obligations of the Issuer under or in respect of the English Law Notes (including, without limitation, its obligations under the English Law Deed of Covenant) have been discharged in full. The Guarantor hereby acknowledges the right of every Beneficiary to the production of this Deed of Guarantee.

6.	STAMP DUTIES

The Guarantor shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed of Guarantee, and shall indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

7.	BENEFIT OF DEED OF GUARANTEE
7.1	Deed poll

This Deed of Guarantee shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.

7.2	Benefit

This Deed of Guarantee shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Guarantee against the Guarantor.

7.3	Assignment

The Guarantor shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Beneficiary shall be entitled to assign all or any of its rights and benefits hereunder.

8.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.	NOTICES
9.1	Address for notices

All notices and other communications to the Guarantor hereunder shall be made in writing (by letter or email) and shall be sent to the Guarantor at:

Ryanair Holdings plc

Address:Corporate Head Office

Airside Business Park

Swords

Co. Dublin

Republic of Ireland

Attention:Company Secretary

Email:tr1@ryanair.com

or to such other address, email address or for the attention of such other person or department as the Guarantor has notified to the relevant Noteholders in the manner prescribed for the giving of notices in connection with the relevant English Law Notes.

9.2	Effectiveness

All notices and communications sent in accordance with Clause 9.1 (Notices – Address for notices) shall take effect, in the case of  letter, at the time of delivery, in the case of an electronic communication, when the relevant receipt of such communication being read is given, or where no read receipt is requested by the sender, at the time of sending, provided, that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided that any communication which is received (or deemed to take effect in accordance with the foregoing) after 4.00 p.m. (local time) or on a non-business day in the place of receipt shall be deemed to take effect at the

10.00 a.m. on the next following business day in such place. Any communication delivered to the Guarantor under this Deed of Guarantee which is to be sent by electronic communication will be written legal evidence.

10.	CURRENCY INDEMNITY

If any sum due from the Guarantor under this Deed of Guarantee or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under this Deed of Guarantee or such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed of Guarantee, the Guarantor shall indemnify each Beneficiary on demand against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  This indemnity constitutes a separate and independent obligation from the other obligations under this Deed of Guarantee and shall give rise to a separate and independent cause of action.

11.	LAW AND JURISDICTION
11.1	Governing law

This Deed of Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising out of or in connection with this Deed of Guarantee (including a dispute relating to the existence, validity or termination of this Deed of Guarantee or any non-contractual obligation arising out of or in connection with this Deed of Guarantee) or the consequences of its nullity.

11.3	Appropriate forum

The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

11.4	Service of process

The Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Ryanair UK Limited at Enterprise House, 2nd Floor, Bassingbourn Road, London Stansted Airport, England, CM24 1QW, or to such other person with an address in England and/or at such other address in England as the Guarantor may specify by notice in writing to the Beneficiaries.  Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law.  This clause applies to Proceedings in England and to Proceedings elsewhere.

12.	MODIFICATION

The Agency Agreement contains provisions for convening meetings of Noteholders to consider matters relating to the English Law Notes, including the modification of any provision of this Deed of Guarantee. Any such modification may be made by supplemental deed poll if sanctioned by an Extraordinary Resolution and shall be binding on all Beneficiaries.

IN WITNESS whereof this Deed of Guarantee has been executed by the Guarantor and is intended to be and is hereby delivered on the date first before written.

Given under the Common Seal of)
RYANAIR HOLDINGS PLC)
and DELIVERED as a DEED:

Authorised Person: /s/ Neil Sorahan)

Authorised Person: /s/ Juliusz Komorek )

[Signature page to the Deed of Guarantee]